Exhibit 5.3

FREEBORN & PETERS LLP

July 6, 2007

Aleris International, Inc.
25825 Science Park Drive, Suite 400
Beachwood, OH 44122-7392.
Attorneys at Law

311 South Wacker Drive Suite 3000 Chicago, Illinois 60606-6677 Tel 312.360.6000	Re: (i) the Senior Indenture (“Senior Indenture”) dated as of December 19, 2006, among Aurora Acquisition Merger Sub, Inc., Aleris International, Inc., the Subsidiary Guarantors named in Schedule I thereto and LaSalle Bank National Association, as Trustee, and (ii) the Senior Subordinated Indenture (“Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”) dated as of December 19, 2006, among Aurora Acquisition Merger Sub, Inc., Aleris International, Inc., the Subsidiary Guarantors named in Schedule I thereto and LaSalle Bank National Association, as Trustee.

Chicago	Ladies and Gentlemen:

Springfield

We have acted as special counsel in the State of Illinois to IMCO Recycling of Illinois Inc. (the “Company”) in connection with the Indentures and the Company’s guarantees, on the terms and subject to the conditions set forth in the Indentures, of the Exchange Notes (the “Exchange Note Guarantees”). This opinion is being delivered at the request of the Company. Unless otherwise indicated, capitalized terms used herein but not otherwise defined herein shall have the respective meanings set forth in the Indentures.

In connection with this opinion, we have examined originals or copies of the following:

1. The Indentures;

2. An Officers’ Certificate of the Company, dated as of December 19, 2006 (the “Officers’ Certificate”), which has attached to it as exhibits copies of (i) the Company’s articles of incorporation and by-laws (or confirmation that such documents have not been amended since Company’s prior officers’ certificate dated as of August 1, 2006, which we also have examined) and (ii) resolutions adopted by Company’s Board of Directors as certified therein (the “Resolutions”); and

3. Such other documents and certificates and such matters of law as we have deemed necessary for purposes of this opinion.

July 6, 2007

In rendering this opinion we have assumed, without having made any independent investigation, the following:

(i) the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies;

(ii) that the articles of incorporation and by-laws of the Company have not been amended since the date of the Officers’ Certificate and the Resolutions are in full force and effect as of the date of this opinion and have not been rescinded or modified; and

(iii) that all material factual matters, including, without limitation, representations and warranties, contained in the Indentures, are true, correct and complete as set forth therein.

Based on the foregoing, and subject to the qualifications below, we express the following opinions:

1. The Company is validly existing as a corporation in good standing under the laws of the State of Illinois;

2. The Company has the corporate power and authority to execute and deliver the Exchange Note Guarantees and perform its obligations thereunder; and

3. The Exchange Note Guarantees, including the execution and delivery thereof, have been duly authorized by the Company and the Indentures have been authorized, executed and delivered by the Company.

Qualifications

The opinions set forth above are qualified as follows:

A.	Our opinions above are based solely on our examination of (i) the Officers’ Certificate, (ii) a certificate of good standing issued by the Secretary of State of Illinois (“Secretary of State”) and dated December 4, 2006, and (iii) the corporation file detail report available on the web site maintained by the Secretary of State as of the date hereof.

B.	This opinion is given as of the date hereof, and we disclaim any obligation to update this opinion letter for events occurring after the date hereof. The foregoing opinions apply only with respect to the internal laws of the State of Illinois, and we express no opinion with respect to the laws of any other jurisdiction.

July 6, 2007

C.	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus that is included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. Furthermore, Fried, Frank, Harris, Shriver & Jacobson LLP may rely on this opinion, as if it were addressed to them, in rendering their opinion that is being filed as Exhibit 5.1 to the Registration Statement. Except as set forth in the immediately preceding sentences, this opinion is rendered only to the addressees hereof and their respective successors and assigns and is solely for their benefit in connection with the above transactions. This opinion may not be relied upon by any such parties for any other purpose, or relied on by any other person for any other purpose, without our prior written consent.

Very truly yours,

/s/ Freeborn & Peters LLP